Exhibit 3.2

FIFTH AMENDED AND RESTATED BY-LAWS
OF
VENTAS, INC.

(as amended as of January 10, 2017)

ARTICLE I

OFFICES

1.1.         REGISTERED OFFICE.  The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

1.2.         OTHER OFFICES.  The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

1.3.         FISCAL YEAR.  The Board of Directors of the Corporation shall have the power to fix, and from time to time change, the fiscal year of the Corporation.

ARTICLE II

STOCKHOLDERS

2.1.         ANNUAL MEETING.  The annual meeting of the stockholders of the Corporation, for the election of directors, the consideration of financial statements and other reports, and the transaction of such other business as may properly be brought before such meeting, shall be held no later than six months following the end of the Corporation’s fiscal year.  The meeting shall be held at such time and on such date as may be designated by the Board of Directors of the Corporation.  In the event the annual meeting is not held or if directors are not elected at the annual meeting, a special meeting may be called and held for that purpose.

2.2.         BUSINESS TO BE CONDUCTED.

A.            Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the Corporation’s stockholders may be made at an annual meeting of stockholders only (1) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (2) by, or at the direction of, the Board of Directors, (3) by a stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice as provided for in this Section 2.2, who is entitled to vote at the annual meeting and who has complied with the procedures set forth in this Section 2.2 or (4) by any Eligible Stockholder (as defined below) in accordance with the procedures set forth in Section 2.12.  For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to the foregoing clause (3), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper subject for stockholder action.  To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the first anniversary of the date of the Corporation’s proxy statement released to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that if either (1) the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after such anniversary date or (2) no annual meeting of stockholders was held in the previous year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of (x) the one hundred twentieth (120th) day prior to such annual meeting and (y) the tenth (10th) day following the date on which public announcement of the date of such meeting is first made.  The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

B.            A stockholder’s notice to the Secretary delivered pursuant to Section 2.2(A) shall set forth:

(1)           as to each person whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”) pursuant to Section 2.2(A)(3), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2)           as to any business other than nominations that the stockholder proposes to bring before the annual meeting, a brief description of such business (including the complete text of any resolutions to be presented at the annual meeting), the stockholder’s reasons for proposing such business and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below) of such stockholder, individually or in the aggregate, including any anticipated benefit to the stockholder or any such Stockholder Associated Person therefrom;

(3)           as to the stockholder giving the notice and any Stockholder Associated Person of such stockholder and, if the stockholder’s notice includes a nomination of person(s) for election to the Board of Directors pursuant to Section 2.2(A)(3), any Proposed Nominee,

(a)           the class, series and number of all shares of stock or other securities of the Corporation (collectively, “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Stockholder Associated Person or Proposed Nominee, the date(s) on which such Company Securities were acquired and the investment intent of such acquisition(s), and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person (whether or not such person maintains a “net long” position),

(b)           the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Stockholder Associated Person or Proposed Nominee, and

(c)           whether and the extent to which such stockholder, Stockholder Associated Person or Proposed Nominee, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last twelve months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement) (i) the value of which is derived in whole or in part from the value of any Company Securities, (ii) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from changes in the value or price of any Company Securities, (iii) the effect or intent of which is to mitigate loss or manage risk or benefit of changes in the value or price of any Company Securities or (iv) which provides the right to vote or increase or decrease the voting power of such stockholder, Stockholder Associated Person or Proposed Nominee, with respect to any Company Securities;

(4)           as to the stockholder giving the notice, any Stockholder Associated Person of such stockholder with an interest or ownership referred to in clause B(3) of this Section 2.2 and, if the stockholder’s notice includes a nomination of person(s) for election to the Board of Directors pursuant to Section 2.2(A)(3), any Proposed Nominee,

(a)           the name and address of such stockholder, as they appear on the Corporation’s books, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee, and

(b)           the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

(5)           to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director of the Corporation and/or the proposal of other business on the date of such stockholder’s notice; and

(6)           a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting of stockholders to nominate the persons named in his or her notice and/or to bring such other business before the annual meeting.

C.            “Stockholder Associated Person” of any stockholder means (1) any person acting in concert with such stockholder (including, but not limited to, in connection with such stockholder’s proposal of one or more Proposed Nominees and/or of any other business) with respect to the Corporation or any Company Securities, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (as defined in Rule 16a-1(a)(1), without reference to the proviso therein, or Rule 16a-1(a)(2), or any successor provisions, under the Exchange Act) and (3) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

D.            Such stockholder’s notice pursuant to Section 2.2(A) shall, with respect to any Proposed Nominee, as applicable, be accompanied by a certificate executed by the Proposed Nominee (1) certifying that such Proposed Nominee (a) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, (b) consents to being named in the Corporation’s proxy statement as a nominee and (c) will serve as a director of the Corporation if elected; (2) including a statement whether such Proposed Nominee agrees that, if elected, in the event such director fails to receive the required majority vote for re-election to the Board of Directors, such director will tender, promptly following certificate of the election results, an irrevocable resignation that will be effective upon acceptance by the Board of Directors in accordance with the Corporation’s Director Resignation Policy; and (3) attaching a completed Proposed Nominee questionnaire, which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange or over-the-counter market applicable to any Company Securities.  The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

E.            Notwithstanding anything in this Section 2.2 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least ten (10) days prior to the last day a stockholder may deliver a notice of nomination in accordance with Section 2.2(A)(3), a stockholder’s notice required by this Section 2.2 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

F.             If information submitted pursuant to this Section 2.2 by any stockholder proposing a nominee for election as a director pursuant to Section 2.2(A)(3) and/or any other business at an annual meeting of stockholders shall be inaccurate or incomplete in any material respect, such information may be deemed not to have been provided, and the nomination or other business in respect of which such information is required by Section 2.2(B) may be deemed not to have been made or proposed in accordance with this Section 2.2.  Any such stockholder shall notify the Corporation of any inaccuracy or incompleteness (within two business days of becoming aware of such inaccuracy or change) in any such information.  Within five business days after the record date related to the annual or special meeting of stockholders, and upon written request by the Secretary or the Board of Directors, within five business days of delivery of such request (or such other period as may be specified in such request), any such stockholder shall provide (1) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy or certify the completeness of any information submitted or required to be submitted by the stockholder pursuant to this Section 2.2 and (2) a written update of any information submitted by the stockholder pursuant to this Section 2.2 as of the record date or a date not later than such request by the Secretary or the Board of Directors.  If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided, and the nomination or business in respect of which such information is required by Section 2.2(B) may be deemed not to have been made or proposed in accordance with this Section 2.2.

G.            Only such individuals who are nominated in accordance with this Section 2.2 or Section 2.12, as applicable, shall be eligible for election by stockholders as directors, and only such business other than nominations shall be conducted at an annual meeting of stockholders as shall have been brought before the annual meeting in accordance with this Section 2.2.  The Board of Directors and the chairman of the annual meeting shall each have the power to determine whether a nomination was made or any other business proposed to be brought before the annual meeting was proposed in accordance with this Section 2.2 or Section 2.12, as applicable.

H.            For purposes of these By-Laws, “public announcement” shall mean disclosure (1) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (2) in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act.

I.             Notwithstanding the foregoing provisions of this Section 2.2, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and any rules and regulations thereunder.  Notwithstanding anything in these By-Laws to the contrary, this Section 2.2 shall not apply to any stockholder proposal made pursuant to Rule 14a-8 (or any successor provision) or any nomination made pursuant to Section 2.12, nor shall this Section 2.2 limit or affect in any manner the right of the Corporation to seek to omit, or to omit, from the Corporation’s proxy statement or on its form of proxy and ballot, as applicable (collectively, “proxy materials”) a proposal made under Rule 14a-8 or a nomination made under Section 2.12.  The requirements, procedures and notice deadlines of Rule 14a-8 and Section 2.12, respectively, shall govern any proposal or nomination made pursuant thereto.

2.3.         SPECIAL MEETINGS.

A.            Special meetings of stockholders, unless otherwise prescribed by statute, may be called at any time only by the Board of Directors or the Chairman of the Board of the Corporation.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the special meeting pursuant to the Corporation’s notice of meeting.

B.            Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only (1) by or at the direction of the Board of Directors or (2)

provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice as provided for in this Section 2.3, who is entitled to vote at the special meeting and who has complied with the notice procedures set forth in this Section 2.3.  In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any such stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by Sections 2.2(B) and 2.2(D) (replacing references to “annual meeting” with “special meeting”), shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the thirtieth (30th) day before such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting.  The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

2.4.         PLACE OF MEETING.  All meetings of the stockholders for the election of directors shall be held at such place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.  Meetings of stockholders for any other purpose may be held at such time and place either within or without the State of Delaware as shall be stated in the notice of such meeting.

2.5.         NOTICE OF MEETINGS AND ADJOURNED MEETINGS.  Written notice of the annual meeting or a special meeting stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.6.         STOCKHOLDERS LIST.  The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

2.7.         QUORUM AND ADJOURNMENT.  At any meeting of stockholders, the holders of a majority of the issued and outstanding shares of stock entitled to vote present in person or represented by proxy shall constitute a quorum.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or a majority of the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be presented or represented.

2.8.         VOTING.  When a quorum is present or represented at any meeting, the vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Delaware General Corporation Law or of the Certificate of Incorporation or of these By-Laws a different vote is required, in which case such express provision shall govern and control the decision of such question.

2.9.         PROXIES.  At each meeting of the stockholders, each stockholder shall, unless otherwise provided by the Certificate of Incorporation, be entitled to one vote in person or by proxy for each share of stock held by him which has voting power upon the matter in question, but no proxy shall be voted after three years from its date, unless the proxy provides for a longer period.

2.10.       CONDUCT OF MEETINGS.  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting of stockholders shall be announced at such meeting by the person presiding over the meeting.  The Board of Directors may adopt by resolution such rules or regulations for the conduct of meetings of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (A) the establishment of an agenda or order of business for the meeting; (B) rules and procedures for maintaining order at the meeting and the safety of those present; (C) limitations on attendance at or participation in the meeting, to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman shall permit; (D) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (E) limitations on the time allotted to questions or comments by participants.  Unless, and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

2.11.       ACTION OF STOCKHOLDERS WITHOUT A MEETING.

A.            Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, whether by any provision of the Delaware General Corporation Law or of the Certificate of Incorporation or these By-Laws or otherwise, such corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of eighty percent of outstanding stock.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

B.            In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.  Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date.  The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date.  If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of stockholders meetings are recorded, to the attention of the Secretary of the Corporation.  Delivery shall be by hand or by certified or registered mail, return receipt requested.  If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

2.12.       PROXY ACCESS.

A.            Subject to the provisions of this Section 2.12, if any Eligible Stockholder or group of up to twenty (20) Eligible Stockholders submits to the Corporation a Proxy Access Notice (as defined below) that complies with this Section 2.12 and such Eligible Stockholder or group of Eligible Stockholders otherwise satisfies all the terms and conditions of this Section 2.12 (such Eligible Stockholder or group of Eligible Stockholders, a “Nominating Stockholder”),  the Corporation shall include in its proxy materials for any annual meeting of stockholders, in addition to any persons nominated for election by the Board of Directors or any committee thereof:

(1)           the name of any person or persons nominated by such Nominating Stockholder for election to the Board of Directors at such annual meeting of stockholders who meets the requirements of this Section 2.12 (a “Nominee”);

(2)           disclosure about the Nominee and the Nominating Stockholder required under the rules of the Commission or other applicable law to be included in the proxy materials;

(3)           subject to the other applicable provisions of this Section 2.12, a written statement, not to exceed 500 words, that is not contrary to any of the Commission’s proxy rules, including Rule 14a-9 under the Exchange Act (a “Supporting Statement”), included by the Nominating Stockholder in the Proxy Access Notice intended for inclusion in the proxy materials in support of the Nominee’s election to the Board of Directors; and

(4)           any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy materials relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 2.12.

B.            Maximum Number of Nominees.

(1)           The Corporation shall not be required to include in the proxy materials for an annual meeting of stockholders more Nominees than that number of directors constituting twenty percent (20%) of the total number of directors of the Corporation on the last day on which a Proxy Access Notice may be submitted pursuant to this Section 2.12 (rounded down to the nearest whole number, but not less than two) (the “Maximum Number”).  The Maximum Number for a particular annual meeting shall be reduced by: (i) the number of Nominees who are subsequently withdrawn or that the Board of Directors itself decides to nominate for election at such annual meeting of stockholders (including, without limitation, any person who is or will be nominated by the Board of Directors pursuant to any agreement or understanding with one or more stockholders to avoid such person being formally proposed as a Nominee), (ii) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board of Directors (including, without limitation, any person who was nominated by the Board of Directors pursuant to any agreement or understanding with one or more stockholders to avoid such person being formally proposed as a Nominee) and (iii) the number of director candidates for which the Corporation shall have received notice that a stockholder intends to nominate as a candidate for director at the annual meeting of stockholders pursuant to Section 2.2, Article II of these By-Laws.  In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 2.12(D) but before the date of the annual meeting of stockholders, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors as so reduced.

(2)           Any Nominating Stockholder submitting more than one Nominee for inclusion in the Corporation’s proxy materials shall rank such Nominees based on the order that the Nominating Stockholder desires such Nominees to be selected for inclusion in the Corporation’s proxy materials in the event that the total number of Nominees submitted by Nominating Stockholders exceeds the Maximum Number.  In the event that the number of Nominees submitted by Nominating Stockholders exceeds the Maximum Number, the highest ranking Nominee from each Nominating Stockholder will be included in the Corporation’s proxy materials until the Maximum Number is reached, going in order from largest to smallest of the number of shares of common stock of the Corporation owned by each Nominating Stockholder as disclosed in each Nominating Stockholder’s Proxy Access Notice.  If the Maximum Number is not reached after the highest ranking Nominee of each Nominating Stockholder has been selected, this process will be repeated as many times as necessary until the Maximum Number is reached.  If, after the deadline for submitting a Proxy Access Notice as set forth in Section 2.12(D), a Nominating Stockholder ceases to satisfy the requirements of this Section 2.12 or withdraws its nomination or a Nominee ceases to satisfy the requirements of this Section 2.12 or becomes unwilling or unable to serve on the Board of Directors, whether before or after the mailing of definitive proxy materials, then the nomination shall be disregarded, and the Corporation: (i) shall not be required to include in its proxy materials the disregarded Nominee and (ii) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy materials, that the Nominee will not be included as a Nominee in the proxy materials and the election of such Nominee will not be voted on at the annual meeting of stockholders.

C.            Eligibility of Nominating Stockholder.

(1)           An “Eligible Stockholder” is a person who has either (i) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 2.12(C) continuously for the three-year period specified in Subsection (2) below or (ii) provides to the Secretary of the Corporation, within the time period referred to in Section 2.12(D), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that satisfies the requirements as established by the Commission for a stockholder proposal under Rule 14a-8 under the Exchange Act (or any successor rule).

(2)           An Eligible Stockholder or group of up to 20 Eligible Stockholders may submit a nomination in accordance with this Section 2.12 only if the person or each member of the group, as applicable, has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s outstanding common stock throughout the three-year period preceding and including the date of submission of the Proxy Access Notice, and continues to own at least the Minimum Number through the date of the annual meeting of stockholders.  Two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, (two or more funds referred to under any of clause (i), (ii) or (iii), collectively a “Qualifying Fund”) shall be treated as one Eligible Stockholder.  For the avoidance of doubt, in the event of a nomination by a group of Eligible Stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in this Section 2.12, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate.  Should any stockholder withdraw from a group of Eligible Stockholders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(3)           The “Minimum Number” of shares of the Corporation’s common stock means three percent (3%) of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the Commission prior to the submission of the Proxy Access Notice.

(4)           For purposes of this Section 2.12, an Eligible Stockholder “owns” only those outstanding shares of the common stock of the Corporation as to which the Eligible Stockholder possesses both:

(a)           the full voting and investment rights pertaining to the shares; and

(b)           the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided, that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares: (1) sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Stockholder or any of its affiliates for any purpose or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares, cash or other property based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (w) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (x) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliates.  An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares.  An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Stockholder.  An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares; provided that the Eligible Stockholder has the power to recall such loaned shares on no more than five business days’ notice and includes in the Proxy Access Notice an agreement that it will (y) promptly recall such loaned shares upon being notified that any of its Nominees will be included in the Corporation’s proxy materials pursuant to this Section 2.12  and (z) continue to hold such recalled shares (including the right to vote such shares) through the date of the annual meeting of stockholders.  The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.  Each Nominating Stockholder shall furnish any other information that may reasonably be required by the Board of Directors to verify such stockholder’s continuous ownership of at least the Minimum Number during the three-year period referred to above.

(5)           No person may be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that owns the greatest aggregate number of shares of the

Corporation’s common stock as reflected in the Proxy Access Notice, and no shares may be attributed as owned by more than one person constituting a Nominating Stockholder under this Section 2.12.

D.            To nominate a Nominee, the Nominating Stockholder must, not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the first anniversary of the date of the Corporation’s proxy statement released to stockholders in connection with the preceding year’s annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive offices of the Corporation all of the following information and documents (collectively, the “Proxy Access Notice”):

(1)           A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the Commission by the Nominating Stockholder as applicable, in accordance with the Commission’s rules;

(2)           A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(a)           the information, representations and agreements required with respect to the nomination of directors pursuant to Section 2.2 of Article II of these By-Laws;

(b)           the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(c)           a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(d)           a representation and warranty that the Nominee’s candidacy or, if elected, Board of Directors membership, would not violate the Certificate of Incorporation, these By-Laws, or any applicable state or federal law or the rules of any stock exchange on which the Corporation’s common stock is traded;

(e)           a representation and warranty that the Nominee:

(i)            does not have any direct or indirect material relationship with the Corporation and otherwise would qualify as an “independent director” under the rules of the primary stock exchange on which the Corporation’s common stock is traded and any applicable rules of the Commission;

(ii)           would meet the audit committee independence requirements under the rules of the Commission and of the principal stock exchange on which the Corporation’s common stock is traded;

(iii)          would qualify as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(iv)          would qualify as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision);

(v)           is not and has not been, within the past three years, an officer, director, affiliate or representative of a competitor (as defined under Section 8 of the Clayton Antitrust Act of 1914, as amended) and if the Nominee has held any such position during this period, details thereof; and

(vi)          is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;

(f)            a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 2.12(C), has provided evidence of ownership to the extent required by Section 2.12(C)(1), and such evidence of ownership is true, complete and correct in all respects;

(g)           a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 2.12(C) through the date of the annual meeting of stockholders;

(h)           a statement as to whether or not  the Nominating Stockholder intends to continue to hold the Minimum Number of shares for at least one year following the annual meeting of stockholders, which statement may also include a description as to why such Nominating Stockholder is unable to make the foregoing statement;

(i)            a representation and warranty that the Nominating Stockholder will not engage in or support, directly or indirectly, a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting of stockholders, other than a solicitation in support of the Nominee or any nominee of the Board of Directors;

(j)            a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting of stockholders;

(k)           if desired by the Nominating Stockholder, a Supporting Statement;

(l)            in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(m)          in the case of any Eligible Stockholder that is a Qualifying Fund consisting of two or more funds, documentation demonstrating that the funds are eligible to be treated as a Qualifying Fund and that each such fund comprising the Qualifying Fund otherwise meets the requirements set forth in this Section 2.12; and

(n)           a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election any individual as director at the annual meeting of stockholders other than its Nominee(s).

(3)           An executed agreement pursuant to which the Nominating Stockholder (including each group member) agrees:

(a)           to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(b)           to file with the Commission any solicitation or other communication with the Corporation’s stockholders relating to any Nominee or one or more of the Corporation’s directors or director nominees, regardless of whether any such filing is required under any law, rule or regulation or whether any exemption from filing is available for such materials under any law, rule or regulation;

(c)           to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Proxy Access Notice;

(d)           to indemnify and hold harmless (jointly and severally with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses, demands, claims or other costs (including reasonable attorneys’ fees and disbursements of counsel) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Nominating Stockholder (including, without limitation, relating to any breach or alleged breach of its obligations, agreements, representations or warranties) pursuant to this Section 2.12 and based upon the Nominating Stockholder’s efforts to elect any of its Nominees;

(e)           in the event that (i) any information included in the Proxy Access Notice, or any other communication by the Nominating Stockholder (including with respect to any group member) with the Corporation, its stockholders or any other person in connection with the nomination or election of directors ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or (ii) the Nominating Stockholder (including any group member) fails to continue to satisfy the eligibility requirements described in Section 2.12(C), the Nominating Stockholder shall promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) (x) in the case of clause (i) above, notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission, and (y) in the case of clause (ii) above, notify the Corporation why, and in what regard, the Nominating Stockholder fails to comply with the eligibility requirements described in Section 2.12(C) (it being understood that providing any such notification referenced in clauses (x) and (y) above shall not be deemed to cure any defect or limit the Corporation’s rights to omit a Nominee from its proxy materials as provided in this Section 8); and

(4)           An executed agreement by the Nominee:

(a)           to provide to the Corporation a completed copy of the Corporation’s director questionnaire and such other information as the Corporation may reasonably request;

(b)           that the Nominee (i) consents to be named in the proxy materials  as a nominee and, if elected, to serve on the Board of Directors and (ii) has read and agrees to adhere to the Corporation’s Guidelines on Governance and any other Corporation policies and guidelines applicable to directors generally; and

(c)           that the Nominee is not and will not become a party to (i) any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation in writing, (ii) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation in writing, or (iii) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law or with the Corporation’s Guidelines on Governance and any other Corporation policies and guidelines applicable to directors generally.

The information and documents required by this Section 2.12(D) shall be: (x) provided with respect to and executed by each group member, in the case of information applicable to group members; and (y) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) if and to the extent applicable to a Nominating Stockholder or group member.  The Proxy Access Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.12(D) (other than such information and documents contemplated to be provided after the date the Proxy Access Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.  For the avoidance of doubt, in no event shall any adjournment or postponement of an annual meeting of stockholders or the public announcement thereof commence a new time period for the giving of a Proxy Access Notice pursuant to this Section 2.12.

E.            Exceptions and Clarifications.

(1)           Notwithstanding anything to the contrary contained in this Section 2.12, (x) the Corporation may omit from its proxy materials any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement), (y) any nomination shall be disregarded, and (z) no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Proxy Access Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:

(a)           the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the annual meeting of stockholders to present the nomination submitted pursuant to this Section 2.12 or the Nominating Stockholder withdraws its nomination prior to the annual meeting of stockholders;

(b)           the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Certificate of Incorporation, these By-Laws or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s common stock is traded;

(c)           the Nominee was nominated for election to the Board of Directors pursuant to this Section 2.12 at one of the Corporation’s two preceding annual meetings of stockholders and (i) its nomination was withdrawn, (ii) such Nominee became ineligible to serve as a Nominee or as a director or (iii) such Nominee received a vote of less than twenty-five percent (25%) of the shares of common stock entitled to vote for such Nominee; or

(d)           (i) the Nominating Stockholder fails to continue to satisfy the eligibility requirements described in Section 2.12(C), (ii) any of the representations and warranties made in the Proxy Access Notice cease to be true, complete and correct in all material respects (or omits to state a material fact necessary to make the statements made therein not misleading), (iii) the Nominee becomes unwilling or unable to serve on the Board of Directors or (iv) the Nominating Stockholder or the Nominee materially violates or breaches any of its agreements, representations or warranties in this Section 2.12;

(2)           Notwithstanding anything to the contrary contained in this Section 2.12, the Corporation may omit from its proxy materials, or may supplement or correct, any information, including all or any portion of the Supporting Statement included in the Proxy Access Notice, if: (a) such information is not true and correct in all material respects or omits a material statement necessary to make the statements therein not misleading; or (b) the inclusion of such information in the proxy materials would otherwise violate the Commission’s proxy rules or any other applicable law, rule or regulation.  Once submitted with a Proxy Access Notice, a Supporting Statement may not be amended, supplemented or modified by the Nominee or Nominating Stockholder.

(3)           For the avoidance of doubt, the Corporation may solicit against, and include in the proxy materials its own statement relating to, any Nominee.

(4)           This Section 2.12 provides the exclusive method for a stockholder to include nominees for election to the Board of Directors in the Corporation’s proxy materials (including, without limitation, any proxy card or written ballot).

(5)           The interpretation of, and compliance with, any provision of this Section 2.12, including the representations, warranties and covenants contained herein, shall be determined by the Board of Directors or, in the discretion of the Board of Directors, one or more of its designees, in each case acting reasonably and in good faith.

ARTICLE III

BOARD OF DIRECTORS

3.1.         MANAGEMENT OF CORPORATION.  The business affairs of the Corporation shall be managed by its Board of Directors.

3.2.         NUMBER OF DIRECTORS.  The number of directors of the Corporation (exclusive of directors to be elected by the holders of one or more series of the Preferred Stock of the Corporation which may be outstanding, voting separately as a series or class) shall be fixed from time to time by action of not less than a majority of the members of the Board of Directors then in office, but in no event shall be less than three nor more than thirteen.

3.3.         ELECTION OF DIRECTORS.

A.            The directors shall be elected at the annual meeting of stockholders, or if not so elected, at a special meeting of stockholders called for that purpose; provided, however, that if the Corporation shall have no stockholders, directors may be appointed by the incorporators.

B.            At any meeting of stockholders at which directors are to be elected, only persons nominated as candidates in accordance with Section 2.2, Section 2.3 or Section 2.12 of these By-Laws, as applicable, shall be eligible for election.

C.            Except as otherwise provided by this Article III, each director shall be elected by the vote of the “majority of votes cast” (as defined below) with respect to that director’s election at any meeting for the election of directors at which a quorum is present, unless the election is contested, in which case directors shall be elected by the vote of a plurality of the shares of stock entitled to vote on the election of directors present in person or represented by proxy at any such meeting.  An election shall be deemed to be contested if the Secretary of the Corporation has received one or more notices that a stockholder or stockholders intend to nominate a person or persons for election to the Board of Directors, which notice(s) purport to be in compliance with Section 2.2, Section 2.3 or Section 2.12 of these By-Laws, as applicable, and all such nominations have not been withdrawn by the proposing stockholder(s) on or prior to the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to its stockholders (regardless of whether all such nominations are subsequently withdrawn and regardless of whether the Board of Directors determines that any such notice is not in compliance with Section 2.2, Section 2.3 or Section 2.12 of these By-Laws, as applicable).  For purposes of this Section 3.3, a “majority of votes cast” shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and broker non-votes not counted as a vote cast either “for” or “against” that director’s election).  If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote “against” a candidate.

D.            If the Board of Directors accepts an incumbent director’s resignation pursuant to the Corporation’s Director Resignation Policy upon such director’s failure to receive the required vote for re-election, or if a candidate for director is not elected and the candidate is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to Section 3.6 of these By-Laws or Article V, Section A of the Certificate of Incorporation or may decrease the size of the Board of Directors pursuant to the provisions of Section 3.2 of these By-Laws.

3.4.         TERM.  Each director shall hold office until the next annual meeting of the stockholders and until his successor has been elected and qualified or until his earlier resignation, removal from office, or death.

3.5.         REMOVAL.  Any director or the entire Board of Directors may be removed with or without cause, at any time, by the affirmative vote of the holders of record of a majority of the outstanding shares of stock entitled to vote in the election of directors, at a special meeting of the stockholders called for the purpose.

3.6.         VACANCIES.  If any vacancy occurs on the Board of Directors for any reason, including, but not limited to, the resignation, removal, or death of a director, or if the Board of Directors shall increase the number of authorized directors, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his successor is elected and qualified.

3.7.         ANNUAL MEETING.  After each annual election of directors, on the same day, the Board of Directors may meet for the purpose of organization, the election of officers and the transaction of such other business at the place where the annual meeting of the stockholders for the election of directors is held.  Notice of such meeting need not be given.  Such meeting may be held at any other time or place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors or in a consent and waiver of notice thereof signed by all the directors.

3.8.         REGULAR MEETINGS.  Regular meetings of the Board of Directors may be held at such places either within or without the State of Delaware and at such time as the Board shall by resolution determine.  If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at such place at the same hour and on the next succeeding business day not a legal holiday.  Notice of regular meetings need not be given.

3.9.         SPECIAL MEETINGS.  Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, Chief Executive Officer, a majority of the directors or stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote.  Notice of each such meeting shall be given to each director, at least 24 hours before the day on which the meeting is to be held, in accordance with Article IV of these By-Laws.  Each such notice shall state the time and place either within or without the State of Delaware of the meeting but need not state the purpose thereof, except as otherwise provided by the Delaware General Corporation Law or by these By-Laws.  Notice of any meeting of the Board need not be given to any director who is present at such meeting; and any meeting of the Board shall be a legal meeting without any notice thereof having been given if all of the directors then in office are present at the meeting unless a director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

3.10.       QUORUM.  Except as otherwise provided by the Delaware General Corporation Law or by the Certificate of Incorporation, a majority of the total number of directors shall be required to constitute a quorum for the transaction of business at any meeting, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be necessary for the adoption of any resolution or the taking of any other action.

3.11.       TELEPHONE COMMUNICATIONS.  Members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

3.12.       ACTION OF DIRECTORS WITHOUT A MEETING.  Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing and such written consent is filed with the minutes of proceedings of the Board or such committee.

3.13.       COMPENSATION.  By resolution of the Board of Directors, each director may be paid his expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a stated annual stipend as director or a fixed sum for attendance at each meeting of the Board of Directors.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

3.14.       COMMITTEES.  The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Any such committee, to the extent provided in the resolution and not prohibited by the Delaware General Corporation Law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it, and shall have the power and authority to declare a dividend, to authorize the issuance of stock, and to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.  Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.15.       GOVERNING BODIES.  Each hospital owned or operated by the Corporation shall have a governing body consisting of three persons (the “Governing Board”).  Unless the Board of Directors otherwise directs, the Governing Board for each hospital operated or owned by the Corporation shall be comprised of the Corporation’s Vice President, Finance; Vice President, Operations; and the local hospital administrator.  To the extent not prohibited by Delaware law or by resolution of the Board of Directors, the Governing Board of each hospital shall have the authority, and shall be responsible for, the day-to-day operations and conduct of the hospital as an institution.  Additionally, the Governing Board shall carry out, with respect to the hospital, the functions specified in 42 C.F.R. Part 482, as may be amended from time to time or any successor section thereto, as such section may pertain to the governing bodies of the hospitals.

ARTICLE IV

NOTICES

4.1.         NOTICES.  Whenever, under the provisions of the Delaware General Corporation Law or of the Certificate of Incorporation or of these By-Laws, notice is required to be given to any director or stockholder, such notice shall be in writing, and shall be hand-delivered or sent by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon pre-paid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail or, in the case of notice mailed from the United States to an overseas address, ten (10) days after the same is deposited in the United States mail.  Notice to directors may also be given orally, in person or by telephone, or by electronic mail or facsimile transmission.  Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director.  Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt.

4.2.         WAIVER OF NOTICE.  Whenever any notice is required to be given under the provisions of the Delaware General Corporation Law or of the Certificate of Incorporation or of these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V

OFFICERS

5.1.         OFFICERS.  The officers of the Corporation shall be a Chairman of the Board, Vice Chairman, Chief Executive Officer, President, one or more Vice Presidents, a Secretary, a Treasurer, and, if the Board shall so determine, an Assistant Secretary and an Assistant Treasurer.  Any two or more offices may be held by the same person.

5.2.         ELECTION OF OFFICERS.  The officers shall be elected by the Board of Directors and each shall hold office at the pleasure of the Board of Directors until his successor shall have been duly elected and qualified, or until his death, or until he shall resign or until he shall have been removed in the manner hereinafter provided.

5.3.         OTHER OFFICERS.  In addition to the officers named in Article I, the Corporation may have such other officers and agents as may be deemed necessary by the Board of Directors.  Such other officers and agents shall be appointed in such manner, have such duties and hold their offices for such terms, as may be determined by resolution of the Board of Directors.

5.4.         RESIGNATION.  Any officer may resign at any time by giving written notice of his resignation to the Board of Directors or to the Chairman of the Board of the Corporation.  Any such resignation shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

5.5.         REMOVAL.  Any officer may be removed, either with or without cause, by action of the Board of Directors.

5.6.         VACANCY.  A vacancy in any office because of death, resignation, removal or any other cause shall be filled by the Board of Directors.

5.7.         CHAIRMAN OF THE BOARD.  The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors.  Unless the Board of Directors designates otherwise, the Chairman shall be the Chief Executive Officer of the Corporation.  He may sign certificates for shares of stock of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed.  The Chairman of the Board shall, in general, perform all duties incident to the office of chairman of the board and such other duties as may be set forth in the By-Laws or may be prescribed by the Board of Directors from time to time.

5.8.         PRESIDENT.  In the absence of the Chairman of the Board, the President shall preside at meetings of the stockholders and of the Board of Directors.  If the Board of Directors does not appoint a Chairman of the Board, the President shall have the authority given the Chairman of the Board in these By-Laws and shall be considered the Chief Executive Officer of the Corporation unless the Board of Directors otherwise designates.  The President may sign, with the Secretary or an Assistant Secretary, certificates for shares of stock of the Corporation; and shall perform such other duties as from time to time may be assigned to him by the Chairman of the Board or by the Board of Directors.

5.9.         CHIEF EXECUTIVE OFFICER.  The Chief Executive Officer shall have direct charge of the business of the Corporation, subject to the general control of the Board of Directors, and shall be the chief executive officer of the Corporation unless otherwise determined by the Board of Directors.  The Chief Executive Officer shall have direct charge of the daily operational aspects of the Corporation’s business, unless otherwise determined by the Board of Directors, and shall have such other duties as may be assigned to him from time to time by the Board of Directors or its Chairman.

5.10.       VICE PRESIDENT.  In the absence of the President, or in the event of his inability or refusal to act, the Vice President (or, in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election), shall perform all the duties of the President and such other duties as from time to time may be assigned by the Board of Directors.  The Vice President may sign, with the Secretary or an Assistant Secretary, certificates for shares of stock of the Corporation.

5.11.       TREASURER.  The Treasurer shall have charge and custody of and be responsible for all funds and securities of the Corporation; receive and give receipts for monies due and payable to the Corporation from any source whatsoever, and deposit all such monies in the name of the Corporation in such banks, trust companies and other depositories as shall be selected in accordance with the provisions of Section 6.3; and, in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Chairman of the Board, the Chief Executive Officer or the Board of Directors.  If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.

5.12.       SECRETARY.  The Secretary shall (a) keep the minutes of the stockholders’ meetings and of the Board of Directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the corporate records and of the seal, if any, of the Corporation; (d) keep a register of the mailing address of each stockholder; (e) sign with the Chairman of the Board or Vice-Chairman or President or Vice President certificates for shares of stock of the Corporation; (f) have general charge of the stock transfer books of the Corporation; and, in general, perform all duties as from time to time may be assigned to him by the Chairman of the Board, the Chief Executive Officer or by the Board of Directors.

5.13.       POWERS AND DUTIES.  In the absence of any officer of the Corporation, or for any reason the Board of Directors may deem sufficient, the Board of Directors may delegate for the time being, the powers or duties of such officer, or any of them, to any other officer or to any director.  The Board of Directors may from time to time delegate to any officer authority to appoint and remove subordinate officers and to prescribe their authority and duties.

5.14.       COMPENSATION.  The compensation of the officers shall be fixed from time to time by the Board of Directors.  Nothing contained herein shall preclude any officer from serving the Corporation in any other capacity, including that of director, or from serving any of its stockholders, subsidiaries or affiliated corporations in any capacity, and receiving proper compensation therefor.

ARTICLE VI

LOANS, CHECKS, DEPOSITS, ETC.

6.1.         GENERAL.  All checks, drafts, bills of exchange or other orders for the payment of money, issued in the name of the Corporation, shall be signed by such person or persons and in such manner as may from time to time be designated by the Board of Directors, which designation may be general or confined to specific instances.

6.2.         LOANS AND EVIDENCES OF INDEBTEDNESS.  No loan shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued in its name, unless authorized by the Board of Directors.  Such authorization may be general or confined to specific instances.  Loans so authorized by the Board of Directors may be effected at any time for the Corporation from any bank, trust company or other institution, or from any firm, corporation or individual.  All bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for such loans shall be made, executed and delivered as the Board of Directors shall authorize.  When so authorized by the Board of Directors, any part of or all the properties, including contract rights, assets, business or good will of the Corporation, whether then owned or thereafter acquired, may be mortgaged, pledged, hypothecated or conveyed or assigned in trust as security for the payment of such bonds, debentures, notes and other obligation or evidences of indebtedness of the Corporation, and of the interest thereon, by instruments executed and delivered in the name of the Corporation.

6.3.         BANKING.  All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors may authorize.  The Board of Directors may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these By-Laws, as it may deem expedient.  For the purpose of deposit and for the purpose of collection for the account of the Corporation, checks, drafts and other orders for the payment of money which are payable to the order of the Corporation shall be endorsed, assigned and delivered by such person or persons and in such manner as may from time to time be authorized by the Board of Directors.

6.4.         SECURITIES HELD BY THE CORPORATION.  Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board may from time to time appoint an attorney or attorneys, or an agent or agents, to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation to vote or to consent in respect of such stock or other securities; and the Chairman of the Board may instruct the person or persons so appointed as to the manner of exercising such powers and rights and the Chairman of the Board may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, all such written proxies, powers of attorney or other written instruments as he may deem necessary in order that the Corporation may exercise such powers and rights.

ARTICLE VII

STOCK CERTIFICATES

7.1.         STOCK CERTIFICATES.  Every stockholder shall be entitled to have a certificate certifying the number of shares of stock of the Corporation owned by him, signed by, or in the name of the Corporation by the Chairman of the Board, or Vice-Chairman, President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation (except that when any such certificate is countersigned by a transfer agent other than the Corporation or its employee or by a registrar other than the Corporation or its employee the signature of any such officers may be facsimiles).  If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except in the case of restrictions on transfer of securities which are required to be noted on the certificate, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.2.         LOST, STOLEN OR DESTROYED CERTIFICATES.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

7.3.         RECORD DATES.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

7.4.         PROTECTION OF CORPORATION.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of stock to receive dividends and shall not be bound to recognize any equitable or other claim to or interest in such stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE VIII

CORPORATE SEAL

The Corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal Delaware.”  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE IX

EMERGENCY REGULATIONS

The Board of Directors may adopt, either before or during an emergency, as that term is defined by the Delaware General Corporation Law, any emergency regulations permitted by the Delaware General Corporation Law which shall be operative only during an emergency.  In the event the Board of Directors does not adopt any such emergency regulations, the special rules provided in the Delaware General Corporation Law shall be applicable during an emergency as therein defined.

ARTICLE X

AMENDMENTS

These By-Laws may be amended or repealed or new by-laws adopted (a) by the affirmative vote of the holders of at least 66 2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class or (b) by action of the Board of Directors at a regular or special meeting thereof.  Any by-law made by the Board of Directors may be amended or repealed by action of the stockholders at any annual or special meeting of stockholders.